CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated November 23, 2009, accompanying the financial statements of Van Kampen Preferred Securities Portfolio, Series 7 (included in Van Kampen Unit Trusts, Series 599) as of July 31, 2009, and for the period from August 8, 2006 (Initial Date of Deposit) through July 31, 2007 and for each of the two years in the period ended July 31, 2009 and the financial highlights for the period from August 8, 2006 (Initial Date of Deposit) through July 31, 2007 and for each of the two years in the period ended July 31, 2009, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-135455) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
November 23, 2009